SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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☒    Definitive Proxy Statement

☐     Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

M/I Homes, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3 Easton Oval

Columbus, Ohio 43219

March 26, 2004

To Our Shareholders:

The 2004 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., Eastern Daylight Time, on Wednesday, April 28, 2004, at the offices of the Company, 3 Easton Oval, Columbus, Ohio.

Enclosed is a copy of our 2003 Annual Report, which includes our Annual Report on Form 10-K, notice of the meeting, a proxy statement and a proxy card. Please record your vote on the proxy card and return it promptly in the postage-paid envelope provided, or alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

We look forward to reviewing the activities of the Company at the meeting. We hope you can be with us.

Sincerely,

/s/ Robert H. Schottenstein

Robert H. Schottenstein,

Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

IN THE ENVELOPE PROVIDED, OR ALTERNATIVELY,

VOTE ELECTRONICALLY OR TELEPHONICALLY

3 Easton Oval

Columbus, Ohio 43219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 28, 2004

To Each Shareholder of M/I Homes, Inc.:

Notice is hereby given that the 2004 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., Eastern Daylight Time, on Wednesday, April 28, 2004, at the offices of the Company, 3 Easton Oval, Columbus, Ohio, for the following purposes:

1)	To elect three directors to serve until the 2007 annual meeting of shareholders and until their successors have been duly elected and qualified;

2)	To consider and vote upon a proposal to approve the adoption of the 2004 Executive Officers Compensation Plan, in the form attached hereto as Annex A;

3)	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent accountants and auditors for the 2004 fiscal year; and

4)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 2, 2004, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

It is important that your common shares be represented at the Annual Meeting. Whether or not you intend to be present, please complete, sign, date and return the enclosed proxy card in the envelope provided, or alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card. You may revoke your proxy at any time before it is exercised at the Annual Meeting and, if you attend the Annual Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ J. Thomas Mason

J. Thomas Mason,

Secretary

March 26, 2004

3 Easton Oval

Columbus, Ohio 43219

PROXY STATEMENT

for the

2004 ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 28, 2004

GENERAL

Time, Place and Purposes of Meeting

The 2004 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Annual Meeting”) will be held on Wednesday, April 28, 2004 at 9:00 a.m., Eastern Daylight Time, at our corporate offices at 3 Easton Oval, Columbus, Ohio. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is attached. All references in this Proxy Statement to “M/I Homes” or the “Company” refer to M/I Homes, Inc.

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy are first being sent to the shareholders on or about March 26, 2004. This Proxy Statement is furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment thereof. The Company’s 2003 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, is being mailed to all shareholders together with this Proxy Statement.

Voting by Proxy

A proxy card for use at the Annual Meeting is enclosed. You may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided. Alternatively, shareholders holding common shares registered directly with the Company’s transfer agent, EquiServe, may vote their proxy electronically via the Internet or telephonically by following the instructions on their proxy card. The deadline for voting electronically via the Internet or telephonically is 11:59 p.m., Eastern Standard Time, on April 27, 2004. There are no fees or charges associated with voting electronically via the Internet or telephonically, other than fees or charges, if any, that shareholders pay for access to the Internet and for telephone service. Shareholders holding common shares in “street name” with a broker, bank or other holder of record may also be eligible to vote their proxy electronically via the Internet or telephonically. Such shareholders should review the information provided to them by such holder of record. This information will set forth the procedures to be followed in instructing the holder of record how to vote the “street name” common shares and how to revoke previously given instructions.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised at the Annual Meeting by filing a written notice with the Company evoking it, by duly executing a proxy card bearing a later date, by casting a new vote electronically via the Internet or telephonically or by attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting will not revoke a proxy. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies properly executed or properly voted electronically via the Internet or telephonically that are received prior to, or at the time of, the Annual Meeting will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), proxies will be voted for the nominees for election of directors set forth herein, for Proposals 2 and 3 and, at the discretion of the proxy holders, on all other matters that may properly be brought before the Annual Meeting or any adjournment thereof.

Outstanding Shares and Voting Rights

There were 14,033,061 of the Company’s common shares, par value $.01 per share (the “Common Shares”), issued and outstanding on March 2, 2004 (the “Record Date”), which date has been set as the record date for the purpose of determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder to one vote on each matter submitted to a shareholder vote at the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding Common Shares on the Record Date.

Common Shares represented by properly executed proxies returned to the Company prior to the Annual Meeting or represented by properly authenticated electronic voting instructions recorded via the Internet or telephonically will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain,” “Withheld From All Nominees” or “For All Nominees Except” or are not marked at all. Broker/dealers who hold Common Shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such Common Shares and may vote such Common Shares on routine matters such as the election of directors, but broker/dealers may not vote such Common Shares on non-routine matters without specific instructions from the owner of such Common Shares. Proxies that are signed and submitted by broker/dealers that have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Broker non-votes count toward the establishment of a quorum for the Annual Meeting.

Proposal No. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Amended and Restated Regulations (the “Regulations”), the Board is comprised of nine directors, divided into three classes with staggered three year terms. A class of three directors is to be elected at the Annual Meeting. The Board has nominated the persons set forth in the table below for election as directors of the Company at the Annual Meeting. The three nominees receiving the greatest number of votes cast will be elected to serve until the 2007 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Withheld votes with respect to any nominee (or all of the nominees) will be counted for purposes of establishing a quorum, but will have no effect on the election of such nominee(s).

Irving E. Schottenstein, who was in the class of directors whose term expires at the 2005 Annual Meeting of Shareholders, passed away on February 11, 2004. The Board’s Nominating and Governance Committee is in the process of identifying and evaluating qualified candidates to fill the vacancy created by his death. In accordance with the Regulations and the M/I Homes, Inc. Corporate Governance Guidelines, the Board, taking into account the recommendations of its Nominating and Governance Committee, will either appoint a director to fill the vacancy and serve until the 2005 Annual Meeting of Shareholders, or reduce the size of the class of directors whose term expires at the 2005 Annual Meeting. This process will not be completed until after the Annual Meeting, and therefore one vacancy will exist following the Annual Meeting. Proxies cannot be voted for more than three nominees for election as directors in the class whose term expires at the 2007 Annual Meeting of Shareholders.

Unless otherwise specified in your proxy, the Common Shares voted pursuant thereto will be voted FOR each of the persons named below as nominees for election as directors. The Board has no reason to believe that any nominee will not serve as a director if elected. If any nominee becomes unwilling or unable to serve as a director, the proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board.

Your Board of Directors unanimously recommends a vote FOR each of the Director Nominees named below.

BOARD OF DIRECTORS

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Director Nominees – Term to Expire at 2007 Annual Meeting

Friedrich K.M. Böhm*	62	Chairman of NBBJ, the third largest architectural firm in the United States, since 1997. From 1987 until 1997, Mr. Böhm was Managing Partner and Chief Executive Officer of NBBJ. He currently serves as a Director and a member of the Executive Committee of the Board of Directors of Huntington National Bank, a subsidiary of Huntington Bancshares Incorporated, and as a Director of The Daimler Group. Committee Memberships: Audit, Compensation (Chairman)	1994

Jeffrey H. Miro*	61	Chairman of the law firm of Miro, Weiner and Kramer, with offices in Bloomfield Hills, Michigan and New York, New York, since 1981. In addition, Mr. Miro is an Adjunct Professor of Law at the University of Michigan Law School. He currently serves as a Director of Sotheby’s Holdings, Inc. Committee Membership: Compensation	1998

Robert H. Schottenstein	51	Chairman of the Company since March 2004, Chief Executive Officer of the Company since January 2004, President of the Company since May 1996 and Assistant Secretary of the Company since March 1991. He currently serves as a Director of Huntington Bancshares Incorporated. Committee Membership: Executive (Chairman)	1993

BOARD OF DIRECTORS (continued)

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Directors – Term to Expire at 2005 Annual Meeting

Phillip G. Creek	51	Chief Financial Officer of the Company since September 2000, Senior Vice President of the Company since September 1993, Treasurer of the Company since January 1993 and Chief Financial Officer and Treasurer of M/I Financial Corp., a wholly-owned subsidiary of the Company (“M/I Financial”), since September 2000. He served as Senior Vice President of M/I Financial from February 1997 until September 2000. Committee Membership: Executive	2002

Norman L. Traeger*	64	Founded United Skates of America, a chain of family fun centers, in 1971 and The Discovery Group, a venture capital firm, in 1983. Mr. Traeger currently owns and manages industrial, commercial and office real estate. Committee Memberships: Audit, Compensation, Nominating & Governance	1997

Directors – Term to Expire at 2006 Annual Meeting

Thomas D. Igoe*	72	Consultant to Bank One, NA’s Corporate Banking Division from January 1997 until December 1999. From 1962 until January 1997, Mr. Igoe was an employee of Bank One, NA, serving last as Senior Vice President – Corporate Banking. Committee Memberships: Audit (Chairman), Nominating & Governance	2000

Lewis R. Smoot, Sr.*	70	President and Chief Executive Officer of The Smoot Corporation, a construction contractor and management concern, since 1987. He currently serves as a Director of Huntington Bancshares Incorporated. Committee Memberships: Nominating & Governance (Chairman), Executive	1993

Steven Schottenstein	47	Vice Chairman and Chief Operating Officer of the Company since January 1999 and Assistant Secretary of the Company since April 1992. He served as Senior Executive Vice President of the Company from May 1996 until January 1999. Committee Membership: Executive	1993

Robert H. Schottenstein and Steven Schottenstein are brothers.

* Independent Director under NYSE Rules

INFORMATION REGARDING THE BOARD, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board Organization and Committees

The Board currently has eight members as result of the vacancy caused by the death of Irving E. Schottenstein. The Board has determined that five of the eight directors meet the criteria for independence required by the New York Stock Exchange (“NYSE”) Rules in that such directors have no relationship with the Company either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship, other than serving as a director of the Company. Pursuant to the Company’s Corporate Governance Guidelines, each independent director is required to notify the Chairman of the Company’s Nominating and Governance Committee, as soon as practicable, in the event his circumstances change in a manner that may affect the Board’s evaluation of his independence.

During 2003, the Board held five meetings and all of the members of the Board attended at least 75% of the meetings of the Board and the committees on which they served.

During 2003, the Board had four standing committees: the Audit Committee, the Compensation Committee, the Executive Officer Compensation Committee and the Executive Committee. On March 8, 2004, the Board (1) dissolved the existing Compensation Committee; (2) renamed the Executive Officer Compensation Committee, the Compensation Committee; and (3) established the Nominating and Governance Committee. Accordingly, the Board currently has four standing committees. In accordance with applicable Securities and Exchange Commission (“SEC”) Rules and NYSE Rules, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has its own written charter which is available on the Company’s website at www.mihomes.com. The Audit Committee Charter is also attached as Annex B to this Proxy Statement. All committees report on their activities to the Board.

Audit Committee. The Audit Committee operates pursuant to a written Audit Committee Charter which was adopted by the Board on March 8, 2004 and reflects the new SEC Rules and NYSE Rules relating to audit committees. The Audit Committee annually reviews and assesses the adequacy of its Charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Audit Committee’s duties and responsibilities are set forth in its Charter. The primary functions of the Audit Committee are to assist the Board in its oversight of (1) the integrity of the Company’s consolidated financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent accountants’ and auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent accountants and auditors. The Audit Committee’s specific responsibilities include: (1) reviewing the Company’s accounting procedures and policies; (2) reviewing the activities of the internal auditors and the Company’s independent accountants and auditors; (3) reviewing the independence and objectivity of the independent accountants and auditors, including potential conflicts of interest; (4) monitoring and evaluating the Company’s internal controls over financial reporting; (5) having responsibility for the hiring, retention and fees of the Company’s independent accountants and auditors; and (6) other matters required by SEC Rules and NYSE Rules. Each member of the Audit Committee qualifies as independent and is financially literate under the applicable SEC Rules and NYSE Rules. The Board has determined that the Audit Committee’s Chairman, Thomas D. Igoe, qualifies as an audit committee financial expert as defined in the SEC Rules. The Board determined that Mr. Igoe has acquired the requisite attributes to qualify as an audit committee financial expert by virtue of his more than 35 years as a commercial banker in the real estate and homebuilding sectors. During his banking career, Mr. Igoe’s responsibilities included analyzing and evaluating consolidated financial statements in order to make lending decisions and actively supervising others in conducting financial statement and financial condition analysis and evaluation. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended. The Audit Committee met four times during 2003. The committee’s report relating to the 2003 fiscal year appears on page 22 of this Proxy Statement.

Compensation Committee. The Compensation Committee operates pursuant to a written Compensation Committee Charter which was adopted by the Board on March 8, 2004 and reflects the new NYSE Rules relating to compensation committees. The Compensation Committee annually reviews and assesses the adequacy of its Charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Compensation Committee’s purpose is to assist the Board in discharging its responsibilities relating to the compensation (cash, equity and otherwise) to be provided to the executive officers and directors of the Company. The Charter sets forth the responsibilities and duties of the Compensation Committee, which include: (1) reviewing, approving and determining the compensation for the executive officers; (2) developing and administering plans necessary to ensure the compensation paid to the executive officers is tax deductible; (3) administering the Company’s incentive and equity-based compensation plans with respect to the executive officers; and (4) preparing an annual report on executive compensation for inclusion in the Proxy Statement. Each member of the Compensation Committee qualifies as independent under the applicable NYSE Rules. The Company’s 2003 Compensation Committee met four times during 2003. The Company’s 2003 Executive Officer Compensation Committee (which, as discussed above, was renamed the Compensation Committee on March 8, 2004) met four times during 2003.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written Nominating and Governance Committee Charter which was adopted by the Board on March 8, 2004 and reflects the new NYSE Rules relating to nominating committees. The Nominating and Governance Committee annually reviews and assesses the adequacy of the Charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee’s primary responsibility is to assist the Board on the broad range of issues surrounding the composition and operation of the Board, including: (1) identifying individuals qualified to become Board members; (2) recommending to the Board director nominees for the next annual meeting of shareholders; and (3) developing and recommending to the Board a set of corporate governance principles applicable to the Company. In addition, the Nominating and Governance Committee recommends to the Board committee selections and oversees the evaluation of the Board. Each member of the Nominating and Governance Committee qualifies as independent under the applicable NYSE Rules. Because the Nominating and Governance Committee was not established until March 8, 2004, it did not separately consider the nominees for election at the Annual Meeting. The full Board selected those nominees.

Executive Committee. When the Board is not in session, the Executive Committee may exercise those powers and may carry out those duties of the Board which under state or federal law may be delegated by the Board. During 2003, the Executive Committee did not hold any formal meetings.

Corporate Governance Guidelines

On March 8, 2004, in accordance with NYSE Rules, the Board adopted the M/I Homes, Inc. Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the Company’s website at www.mihomes.com.

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by the directors at the annual meeting of shareholders. However, directors are encouraged to attend and the Board and its committees meet immediately following the annual meeting of shareholders. Seven of the nine directors attended the 2003 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

On March 8, 2004, in accordance with SEC Rules and NYSE Rules, the Board adopted the M/I Homes, Inc. Code of Business Conduct and Ethics which is available on the Company’s website at www.mihomes.com.

Executive Sessions

In accordance with the Company’s Corporate Governance Guidelines and NYSE Rules, the non-management directors meet (without management present) at regularly scheduled meetings at least twice per year and at such other times as the directors deem necessary or appropriate. Each executive session is chaired by one of the non-management directors on a rotating basis in alphabetical order.

Communications with the Board of Directors

The Board believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board or a particular director may do so by sending a letter to the Secretary of the Company at 3 Easton Oval, Suite 500, Columbus, Ohio 43219. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Nomination of Directors

As described above, the Company has a standing Nominating and Governance Committee that has responsibility for providing oversight on the broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee considers those factors it deems appropriate, including judgment, skill, independence, diversity, strength of character, experience with businesses and organizations comparable in size or scope, experience as an executive of, or advisor to, a publicly traded or private company, experience and skill relative to other Board members, specialized knowledge or experience and desirability of the candidate’s membership on the Board. Depending upon the current needs of the Board, the Nominating and Governance Committee may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm has been used to date and, accordingly, no fees have been paid to any such consultant or search firm.

Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to the Secretary of the Company. The recommendation should include the candidate’s name, age, business address, residence address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so elected, should accompany any such recommendation.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects nominees for election as directors at the annual meeting of shareholders. In addition, shareholders who wish to nominate one or more persons for election as a director at the annual meeting of shareholders may do so provided they comply with the nomination procedures set forth in the Regulations. To nominate one or more persons for election as a director at an annual meeting, the Regulations require that a shareholder give written notice of such shareholder’s intent to make such nomination or nominations by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not less than sixty days nor more than ninety days prior to the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than thirty days from the anniversary date of the preceding year’s annual meeting or in the case of a special meeting, within 7 days after the date the Company mails or otherwise gives notice of the date of the meeting). Such notice shall set forth: (1) the name and address of the person or persons to be nominated; (2) a representation that the shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (5) the consent of each nominee to serve as a director of the Company, if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Proposal No. 2

APPROVAL OF THE 2004 EXECUTIVE OFFICERS COMPENSATION PLAN

Proposal

The Board proposes that the shareholders approve the adoption of the M/I Homes, Inc. 2004 Executive Officers Compensation Plan (the “Plan”). The Board adopted the Plan on March 8, 2004. Set forth below is a summary of the Plan, which summary is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Annex A. All capitalized terms which are not defined herein are defined in the Plan.

Purpose

The purpose of the Plan is to advance the interests of the Company by providing annual incentive cash awards to the executive officers of the Company based upon the Company’s achievement of pre-established corporate performance goals. The Plan is a performance-based compensation plan as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) governs the corporate tax deductibility of annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers of a public company. Corporate tax deductions for certain types of compensation, including performance-based compensation, are generally allowed. The Plan is being submitted to the shareholders for approval at the Annual Meeting in an effort to ensure that the compensation payable under the Plan will be deductible as performance-based compensation. By approving the Plan, the shareholders will also be approving, among other things, the material terms of the performance goals, the eligibility requirements and the limits on the awards that may be made pursuant to the Plan.

The Plan will supersede and replace the Company’s existing performance-based compensation plan under Section 162(m), which plan was adopted by the Board on November 17, 1998 and approved by the Company’s shareholders at the 1999 Annual Meeting of Shareholders (the “Existing Section 162(m) Plan”). The Executive Officer Compensation Committee engaged Hewitt Associates, an independent compensation consulting firm, to advise them on the development of the Plan.

Administration

The Plan will be administered by the Compensation Committee of the Board. Each Compensation Committee member will be an “outside director” within the meaning of Section 162(m). The Compensation Committee will have the authority to select the executive officers of the Company to whom awards may be granted, grant awards and determine the terms and conditions of any awards under the Plan. The Compensation Committee will also have the authority to construe and interpret the Plan and establish, amend, suspend or waive rules for its administration. However, the Compensation Committee will have no authority to take any action that would cause any award to any participant to fail to qualify as performance-based compensation under Section 162(m). All decisions made by the Compensation Committee will be final and binding.

Eligibility

The Chairman of the Board/Chief Executive Officer/President, the Vice Chairman/Chief Operating Officer, the Senior Vice President/Chief Financial Officer and any other executive officer of the Company will be eligible to be selected by the Compensation Committee to be granted awards under the Plan. The Compensation Committee will select the individuals eligible to participate in the Plan for each Plan Year.

Description of Awards

For each Plan Year, the Compensation Committee will establish for each participant one or more objective compensation Award Formulas based on the achievement of Performance Goals, the outcomes of which are substantially uncertain at the time so established. The Performance Goals will be based upon objective corporate financial criteria, such as income before income taxes, net income, return on equity and return on assets and other performance criteria such as homebuyer satisfaction ratings during one or more years. The Compensation Committee will have the discretion to determine whether the Award Formulas will be based upon any one or more of such Performance Goals and upon performance during one or more years.

The level of achievement of the Performance Goals at the end of the Plan Year will determine the amount of each participant’s award. After the end of each Plan Year, the Compensation Committee will determine the amount of the award earned by each Participant under the Award Formulas. Payment of the award to the Participant will be made upon certification by the Compensation Committee, in writing, that the Performance Goals have been satisfied and the award has been calculated in accordance with the Award Formulas. However, a participant may elect to defer payment of his or her cash award under the Plan if such deferral is permitted pursuant to the terms of a deferred compensation program then maintained by the Company.

In the event a participant’s employment with the Company is terminated, either voluntarily or involuntarily, before the payment date for an award for a Plan Year, the participant will not be eligible for an award for that Plan Year, unless the participant’s employment was terminated as a result of his or her death, disability or retirement or a reduction in work force or a change of control (as defined in the Company’s Executives Deferred Compensation Plan), in which case the Compensation Committee, in its sole and complete discretion, may elect to pay an award to the participant.

Amendment and Termination

The Board has the absolute discretion to modify, amend, suspend or terminate the Plan, in whole or in part, with or without notice. However, prior to any such modification, amendment, suspension or termination during a Plan Year, the Board will consider the impact of such modification, amendment, suspension or termination, as the case may be, under the requirements of Section 162(m).

New Plan Benefits

The exact amount of the awards under the Plan, if any, that will be allocated to or received by the Company’s eligible executive officers is at the discretion of the Compensation Committee and dependent upon the future performance of the Company, and therefore cannot be determined at this time. The annual bonuses paid under the Existing Section 162(m) Plan to the executive officers of the Company for fiscal years 2001, 2002 and 2003 are set forth in the bonus column of the Summary Compensation Table on page 14 of this Proxy Statement. The maximum amount payable under the Plan to a participant during any Plan Year is an amount equal to five times such participant’s 2004 base salary.

Vote Required

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve the adoption of the Plan. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against the proposal. The Company’s executive officers and directors and members of the family of the late Irving E. Schottenstein, who collectively own or have voting power with respect to approximately 22.8% of the outstanding Common Shares, have indicated that they intend to vote FOR the proposal to approve the adoption of the Plan.

Your Board of Directors unanimously recommends a vote FOR the proposal to approve the adoption of the 2004 Executive Officers Compensation Plan.

Proposal No. 3

INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent accountants and auditors for the fiscal year ending December 31, 2004. Deloitte & Touche LLP served as the Company’s independent accountants and auditors for fiscal year 2003. Although action by the shareholders in this matter is not required, the Audit Committee believes that shareholder ratification of its appointment of Deloitte & Touche LLP is appropriate because of the independent accountants’ and auditors’ role in maintaining the quality and integrity of the Company’s internal control over financial reporting. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent accountants and auditors for fiscal year 2004. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against the proposal. The Company’s executive officers and directors and members of the family of the late Irving E. Schottenstein, who collectively own or have voting power with respect to approximately 22.8% of the outstanding Common Shares, have indicated that they intend to vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent accountants and auditors. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will consider other independent accountants and auditors.

Your Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants and auditors for fiscal year 2004.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The executive officers of the Company are Robert H. Schottenstein, Steven Schottenstein and Phillip G. Creek. Biographical information with respect to the executive officers is set forth on pages 3 and 4. The following table sets forth biographical information with respect to certain key employees of the Company:

Name	Age	Current Positions with Company/Business Experience	Year Started
J. Thomas Mason	47	Senior Vice President, General Counsel and Secretary of the Company since July 2002. From 1984 until July 2002, Mr. Mason was an attorney with the law firm of Vorys, Sater, Seymour and Pease LLP in Columbus, Ohio where he practiced real estate law.	2002

Paul S. Rosen	53	Chief Executive Officer of M/I Financial since February 1994, President of M/I Financial since August 1995 and Senior Vice President of the Company since February 1999. From the time he joined the Company in August 1993 until February 1994, Mr. Rosen was Vice President of M/I Financial.	1993

Lloyd T. Simpson	58	President, Columbus Region since November 1996. From the time he joined the Company in 1984 until February 1996, Mr. Simpson was Vice President/Regional Manager of the Ohio Region and from February 1996 until November 1996, he was Vice President/Regional Manager of the Columbus Region.	1984

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the Record Date, the number and percentage of the outstanding Common Shares beneficially owned by each person who, to the knowledge of the Company, beneficially owns more than five percent of the outstanding Common Shares by each of the Company’s directors, nominees for director and Named Executive Officers (as defined below), and by all of the current directors and executive officers of the Company as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and dispositive power with respect to such Common Shares:

Name of Beneficial Owner	Number of Common Shares (1)		Percent of Class
Friedrich K. M. Böhm	20,781	(2)	(3)
Phillip G. Creek	24,954	(4)	(3)
Thomas D. Igoe	9,820	(2)	(3)
Jeffrey H. Miro	18,515	(2)	(3)
Robert H. Schottenstein	892,489	(5)(10)	6.3%
Steven Schottenstein	1,012,173	(6)(10)	7.2%
Lewis R. Smoot, Sr.	9,054	(2)	(3)
Norman L. Traeger	26,649	(2)	(3)
All current directors and executive
officers as a group (8 persons)	2,014,435		14.2%
FMR Corp.	2,195,000	(7)	15.2%
82 Devonshire Street
Boston, Massachusetts 02109
Barclays Global Investors, NA.	1,498,384	(8)	10.4%
45 Fremont Street
San Francisco, CA 94105
Linda S. Fisher	792,900	(9)(10)	5.7%

(1)	The amounts shown include 12,641, 5,154, 0, 10,515, 8,089, 7,773, 1,054 and 12,641 Common Shares held by Friedrich K.M. Böhm, Phillip G. Creek, Thomas D. Igoe, Jeffrey H. Miro, Robert H. Schottenstein, Steven Schottenstein, Lewis R. Smoot, Sr. and Norman L. Traeger, respectively, under the terms of the Company’s Executives’ Deferred Compensation Plan or the Company’s Director Deferred Compensation Plan, as applicable. Under the terms of the Executives’ Deferred Compensation Plan and the Director Deferred Compensation Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan, until such Common Shares are distributed pursuant to terms of the plan.
(2)	Includes 4,000 Common Shares that underlie currently exercisable stock options.
(3)	Less than one percent of the outstanding Common Shares.
(4)	Includes 17,800 Common Shares that underlie currently exercisable stock options.
(5)	855,400 of these Common Shares are held of record by IES Family Holdings No. 2, LLC, an Ohio limited liability company. Robert H. Schottenstein and a trust, of which he is the sole trustee, for the benefit of certain family members of the late Irving E. Schottenstein, are the sole members of IES Family Holdings No. 2, LLC and hold 75.0% and 25.0% membership interests therein, respectively. Robert H. Schottenstein has sole voting and dispositive power with respect to such 855,400 Common Shares. Includes 29,000 Common Shares that underlie currently exercisable stock options. See also note (10) below.
(6)

905,800 of these Common Shares are held of record by IES Family Holdings No. 4, LLC, an Ohio limited liability company. Steven Schottenstein and a trust, of which he is the sole trustee, for the benefit of certain family members of the late Irving E. Schottenstein, are the sole members of IES Family Holdings No. 4, LLC and hold 77.5% and 22.5% membership interests therein, respectively. Steven Schottenstein has sole voting and dispositive power with respect to such 905,800 Common Shares. 69,600 of the Common Shares shown are held of record by SAAS Trust Holdings, LLC, an Ohio limited liability company whose sole members are trusts for the benefit of Steven Schottenstein and his children. As the sole manager of SAAS Trust Holdings, LLC, Steven Schottenstein has sole voting and dispositive power with respect to such 69,600 Common Shares. Includes 29,000 Common Shares that underlie currently exercisable stock options. See also note (10) below.

(7)	Based on information set forth in a Schedule 13G dated February 16, 2004, which was filed on behalf of FMR Corp., a parent holding company, and certain other Fidelity entities.
(8)	Based on information set forth in a Schedule 13G dated February 6, 2004, which was filed on behalf of Barclays Global Investors, NA. and certain other Barclays entities.
(9)	These Common Shares are held of record by IES Family Holdings No. 3, LLC, an Ohio limited liability company. Linda S. Fisher and a trust, of which she is the sole trustee, for the benefit of certain family members of the late Irving E. Schottenstein, are the sole members of IES Family Holdings No. 3, LLC and hold 79.1% and 20.9% membership interests therein, respectively. Linda S. Fisher has sole voting and dispositive power with respect to the 792,900 Common Shares. See also note (10) below.
(10)	Prior to his death on February 11, 2004, Irving E. Schottenstein was a member and co-manager of each of IES Family Holdings No. 1, LLC; IES Family Holdings No. 2, LLC; IES Family Holdings No. 3, LLC; and IES Family Holdings No. 4, LLC. The other member and co-manager of IES Family Holdings No. 1, LLC; IES Family Holdings No. 2, LLC; IES Family Holdings No. 3, LLC; and IES Family Holdings No. 4, LLC was (and continues to be) Gary L. Schottenstein, Robert H. Schottenstein, Linda S. Fisher and Steven Schottenstein, respectively. As a member and co-manager of each limited liability company, Irving E. Schottenstein shared (with the other member and co-manager) voting and dispositive power with respect to the Common Shares held by each limited liability company, and, accordingly, was a beneficial owner of the 3,101,200 Common Shares held of record in the aggregate by all such limited liability companies. Upon Irving E. Schottenstein’s death, four separate trusts, each for the benefit of certain of his family members, succeeded his membership interests in the limited liability companies. The trustee of each such trust is that child of Irving E. Schottenstein who is the other member of the limited liability company of which such trust is a member. At the time of his death, Irving E. Schottenstein also held currently exercisable options to purchase 39,000 Common Shares. Pursuant to the terms of the Company’s 1993 Stock Incentive Plan as Amended, the executor of his estate may exercise any or all of such options at any time prior to February 11, 2005. In addition, Irving E. Schottenstein held 60,200 Common Shares under the Company’s Executives Deferred Compensation Plan, which Common Shares were distributed following his death to his named beneficiary in accordance with the terms of such plan. See also notes (5), (6) and (9) above.

The address of Robert H. Schottenstein, Steven Schottenstein and Linda S. Fisher is 3 Easton Oval, Suite 500, Columbus, Ohio 43219.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the annual compensation and other compensation for each of the fiscal years ended December 31, 2003, 2002 and 2001 for the Company’s former Chief Executive Officer, for its current Chief Executive Officer and for each other executive officer of the Company (the “Named Executive Officers”):

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($) (1) (2)
Irving E. Schottenstein	2003	639,231	2,875,000	(3)	110,395	(7)	50,000	71,146
Former Chief Executive	2002	575,000	2,875,000	(3)	86,837	(7)	50,000	70,998
Officer(8)	2001	575,000	2,875,000	(3)(6)	110,705	(7)	50,000	70,965

Robert H. Schottenstein	2003	496,346	1,625,000	(3)(4)	67,081	(7)	40,000	61,549
Chief Executive Officer	2002	400,000	1,400,000	(3)(5)	60,587	(7)	40,000	61,490
and President	2001	376,923	1,400,000	(3)(6)	61,819	(7)	40,000	61,748

Steven Schottenstein	2003	460,654	1,500,000	(3)(4)	2,643		40,000	49,449
Chief Operating Officer	2002	390,000	1,365,000	(3)(5)	2,809		40,000	49,390
	2001	362,308	1,365,000	(3)(6)	2,651		40,000	49,648

Phillip G. Creek	2003	273,173	525,000	(3)(4)	624		8,000	19,610
Senior Vice President,	2002	225,000	443,750	(3)(5)	670		7,000	19,551
Chief Financial Officer	2001	225,000	443,750	(3)(6)	901		7,000	19,809
and Treasurer

(1)	“All Other Compensation” includes: (i) the Company’s discretionary contribution under its 401(k) plan in the amount of $3,465 for the 2001 fiscal year, $3,498 for the 2002 fiscal year, and $3,646 for the 2003 fiscal year; (ii) the term and the non-term portion of the premium for a split-dollar life insurance policy (as more fully described in note 2 below); and (iii) for each of the Named Executive Officers other than Irving E. Schottenstein, long-term disability plan premiums of $1,483 for the 2001 fiscal year, $1,192 for the 2002 fiscal year, and $1,103 for the 2003 fiscal year.
(2)	“All Other Compensation” for Irving E. Schottenstein, Robert H. Schottenstein, Steven Schottenstein and Phillip G. Creek for the 2001, 2002 and 2003 fiscal years includes: (i) the term portion of the premium for a split-dollar life insurance policy of $11,210, $3,960, $3,040 and $1,044, respectively, for the 2001 fiscal year; $12,365, $4,200, $3,280 and $790, respectively, for the 2002 fiscal year; and $13,655, $4,480, $3,520 and $840, respectively, for the 2003 fiscal year; and (ii) the non-term portions of the premium for a split-dollar life insurance policy of $56,290, $52,840, $41,660 and $13,817, respectively, for the 2001 fiscal year; $55,135, $52,600, $41,420 and $14,071, respectively, for the 2002 fiscal year; and $53,845, $52,320, $41,180 and $14,021, respectively, for the 2003 fiscal year.
(3)	Represents amounts accrued pursuant to the Company’s Existing Section 162(m) Plan. The amounts shown for Phillip G. Creek also include a $50,000 discretionary bonus awarded to Mr. Creek in 2001 and 2002 based on his performance as the Chief Financial Officer.
(4)	Pursuant to the terms of the Company’s Executives’ Deferred Compensation Plan, each of the Company’s executive officers, as well as other members of management, has the right to allocate a portion of his bonus to Common Shares. Each participant will not beneficially own Common Shares acquired under the plan until such Common Shares are distributed pursuant to the terms of the plan. With respect to Robert H. Schottenstein, the amount shown includes $81,250 allocated to Common Shares (2,165 shares). With respect to Steven Schottenstein, the amount shown includes $75,000 allocated to Common Shares (1,998 shares). With respect to Phillip G. Creek, the amount shown includes $52,500 allocated to Common Shares (1,399 shares). See page 17 for a description of this plan.

(5)	Pursuant to the Executives Deferred Compensation Plan, the amount shown for Robert H. Schottenstein includes $70,000 allocated to Common Shares (2,234 shares), the amount shown for Steven Schottenstein includes $68,250 allocated to Common Shares (2,178 shares), and the amount shown for Phillip G. Creek includes $44,375 allocated to Common Shares (1,416 shares).

(6)	Pursuant to the Executives Deferred Compensation Plan, the amount shown for Irving E. Schottenstein includes $143,750 allocated to Common Shares (3,761 shares), the amount shown for Robert H. Schottenstein includes $70,000 allocated to Common Shares (1,831 shares), the amount shown for Steven Schottenstein includes $68,250 allocated to Common Shares (1,785 shares), and the amount shown for Phillip G. Creek includes $44,375 allocated to Common Shares (1,161 shares).

(7)	With respect to Irving E. Schottenstein, the amounts shown include $84,071, $59,389 and $84,127 for the 2001, 2002 and 2003 fiscal years, respectively, for personal use of Company property. With respect to Robert H. Schottenstein, the amounts shown include $58,400, $57,026 and $46,348 for the 2001, 2002 and 2003 fiscal years, respectively, for personal use of Company property.

(8)	Irving E. Schottenstein served as the Company’s Chief Executive Officer from 1986 until January 2004 and as Chairman of the Board from 1976 until his death on February 11, 2004.

Option Grants in Last Fiscal Year

The following table sets forth the nonqualified stock options granted during the 2003 fiscal year to each of the Named Executive Officers:

	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (%)	Exercise Price ($/Share)	Expiration Date
					5% ($)	10% ($)
Irving E. Schottenstein (2)	50,000	21.65	27.15	2/15/13	853,724	2,163,505
Robert H. Schottenstein	40,000	17.32	27.15	2/15/13	682,980	1,730,804
Steven Schottenstein	40,000	17.32	27.15	2/15/13	682,980	1,730,804
Phillip G. Creek	8,000	3.46	27.15	2/15/13	136,596	346,161

(1)	The nonqualified stock options are scheduled to vest at a rate of 20% per year over the first five years and to lapse after ten years unless sooner exercised or forfeited. All stock options were granted at the closing market price on the date of grant.

(2)	Pursuant to the terms of the Company’s 1993 Stock Incentive Plan as Amended, Irving E. Schottenstein’s unexercisable options were forfeited upon his death. All of his exercisable options remain exercisable by his estate until February 11, 2005.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth information with respect to options exercised during the 2003 fiscal year and unexercised nonqualified stock options held as of the end of the 2003 fiscal year by each of the Named Executive Officers:

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) (1)		Value of Unexercised In-The-Money Options at Fiscal Year End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Irving E. Schottenstein (2)	29,000	766,553	39,000	95,000	731,638	1,406,313
Robert H. Schottenstein	25,000	673,733	29,000	75,000	517,225	1,092,688
Steven Schottenstein	25,000	615,805	29,000	75,000	517,225	1,092,688
Phillip G. Creek	3,000	117,068	17,800	14,200	419,566	209,640

(1)	The nonqualified stock options are scheduled to vest at a rate of 20% per year over the first five years and to lapse after ten years unless sooner exercised or forfeited.

(2)	Pursuant to the terms of the Company’s 1993 Stock Incentive Plan as Amended, Irving E. Schottenstein’s unexercisable options were forfeited upon his death. All of his exercisable options remain exercisable by his estate until February 11, 2005.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2003 with respect to the Common Shares issuable under the Company’s equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise (#)	Weighted-Average Exercise Price ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding column (a)) (#)
	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders (1)	645,000	22.36	508,571
Equity Compensation Plans not Approved by Shareholders (2)	217,013	15.09	882,987

Total	862,013	20.53	1,391,558

(1)	Consists of the Company’s 1993 Stock Incentive Plan as Amended. Pursuant to the terms of such plan, the maximum number of Common Shares in respect of which awards may be granted under the plan in each calendar year is five percent of the total issued and outstanding Common Shares as of the first day of each such calendar year.

(2)	Consists of the Company’s Director Deferred Compensation Plan and Executives’ Deferred Compensation Plan, each of which is described below:

Director Deferred Compensation Plan. The Director Deferred Compensation Plan provides each of our directors with the opportunity to defer the payment of all or none of the fees received for serving as a director. The deferred fees are allocated to the participant’s deferred compensation account, where the fees are converted into that number of whole phantom stock units determined by dividing the amount of the deferred fees by the closing sales price of our Common Shares on the NYSE on the date of such conversion, which is the last business day of the month in which the allocation is made. Each participant’s deferred compensation account is credited in an amount equivalent to the cash dividends actually declared and paid on our Common Shares based on the phantom stock units held by the participant at the time the cash dividends are declared. The amount credited to the participant’s deferred compensation account based on cash dividends on our Common Shares is also converted into phantom stock units. The phantom stock units held by a participant are distributed in the form of whole Common Shares within sixty days of the date specified by the participant in his or her deferral notice or the date the participant no longer serves as a director (in which case the participant receives any remaining cash balance in his or her deferred compensation account).

Executives’ Deferred Compensation Plan. The Executives’ Deferred Compensation Plan provides eligible employees with the opportunity to defer the payment of a portion of their respective annual cash bonus. The deferred amount is allocated to the participant’s deferred compensation account, where the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing sales price of our Common Shares on the NYSE on the date of such conversion, which is the same day the bonus is paid and the allocation is made. Each participant’s deferred compensation account is credited in an amount equivalent to the cash dividends actually declared and paid on our Common Shares based on the phantom stock units held by the participant at the time the cash dividends are declared. The amount credited to the participant’s deferred compensation account based on cash dividends on our Common Shares is also converted into phantom stock units. The phantom stock units held by a participant are distributed in the form of whole Common Shares within sixty days of the date specified by the participant in his or her deferral notice or the date the participant no longer serves as an employee (in which case the participant receives any remaining cash balance in his or her deferred compensation account).

Employment Agreements

The Company and Irving E. Schottenstein were parties to an Employment Agreement dated August 9, 1994 and amended November 14, 2001. Pursuant to the terms of such Employment Agreement, as a result of Irving E. Schottenstein’s death, the Company will pay his estate $1,000,000 per year for a period of three years.

The Company and Phillip G. Creek are parties to a Change in Control Agreement dated March 8, 2004. Pursuant to the terms of such Change in Control Agreement, in the event that (1) the Company terminates Mr. Creek’s employment without cause (as defined therein) within six months prior to, or twenty-four months after, a change in control of the Company (as defined therein) or (2) Mr. Creek terminates his employment for good reason (as defined therein) within twenty-four months after a change in control, Mr. Creek will be entitled to receive a lump sum payment from the Company equal to the sum of twice his average base salary during the preceding three calendar years and twice his average cash bonus during the preceding three calendar years.

Compensation of Directors

Each of the Company’s non-employee, outside directors (other than the Chairman of the Audit Committee) receives $9,000 per quarter, payable in Common Shares pursuant to the Directors Deferred Compensation Plan, as payment for his service on the Board and any of its committees. The Chairman of the Audit Committee receives $12,500 per quarter, payable in Common Shares pursuant to the Directors Deferred Compensation Plan, as payment for his service on the Board and any of its committees. During the 2003 fiscal year, each of the non-employee, outside directors also received an option to purchase 2,000 Common Shares pursuant to the Company’s 1993 Stock Incentive Plan as Amended.

Compensation Committee and Executive Officer Compensation Committee Interlocks and Insider Participation

The Compensation Committee, with respect to the 2003 fiscal year, was comprised of nine members: Friedrich K.M. Böhm, Phillip G. Creek, Thomas D. Igoe, Jeffrey H. Miro, the late Irving E. Schottenstein, Robert H. Schottenstein, Steven Schottenstein, Lewis R. Smoot, Sr. and Norman L. Traeger. Phillip G. Creek, Robert H. Schottenstein and Steven Schottenstein are executive officers of the Company and, prior to his death, Irving E. Schottenstein was an executive officer of the Company. During the 2003 fiscal year, there were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers served on the Board or the Compensation Committee.

The Executive Officer Compensation Committee, with respect to the 2003 fiscal year, was comprised of five members: Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro, Lewis R. Smoot, Sr. and Norman L. Traeger. None of such members is or was formerly an officer or employee of the Company. During the 2003 fiscal year, there were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers served on the Board or the Executive Officer Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and any person who owns more than ten percent of the Common Shares to file reports of ownership and changes in ownership of the Common Shares with the SEC and the NYSE. Except as set forth below, based solely on a review of the copies of reports furnished to the Company and representations of the directors and officers, the Company believes that during the 2003 fiscal year its directors, officers, and greater than ten percent beneficial owners complied with such requirements.

On August 1, 2003, Norman L. Traeger, a director, filed a Form 4 to report the following transactions which were effected pursuant to a broker administered dividend reinvestment program during the period from April 25, 2000 to October 25, 2002: (1) three purchases totaling 166 Common Shares that Mr. Traeger inadvertently omitted from the Form 5 he filed with respect to the 2000 fiscal year; (2) four purchases totaling 110 Common Shares that Mr. Traeger inadvertently omitted from the Form 5 he filed with respect to the 2001 fiscal year; (3) two purchases totaling 28 Common Shares that Mr. Traeger inadvertently failed to timely report on a Form 4 by June 10, 2002; and (4) three purchases totaling 22 Common Shares that Mr. Traeger inadvertently failed to timely report either on the Form 4 he filed on October 31, 2002 or on a Form 5 with respect to the 2002 fiscal year.

On October 13, 2003, Ann Marie Hunker, who became the Company’s Controller and Chief Accounting Officer on April 1, 2003, filed a late Form 3 to report that she owned no Common Shares.

Compensation Committee and Executive Officer Compensation Committee Report on Executive Compensation

General. In 2003, the Executive Officer Compensation Committee reviewed and determined the compensation for the Chief Executive Officer and for each of the other executive officers of the Company. The Compensation Committee reviewed the Company’s 401(k) plan with respect to investment selections, returns, audit results and the Company’s discretionary contributions. The Compensation Committee also reviewed all stock option awards granted by the Company.

The Company’s executive compensation program is intended to serve four primary objectives: (1) provide executives with incentives to accomplish the Company’s business objectives and strategy and meet specific performance goals; (2) maximize shareholder value; (3) attract and retain qualified executives to manage the Company’s business; and (4) encourage stock ownership by executives in order to enhance mutuality of interest with the Company’s shareholders. The Executive Officer Compensation Committee and the Compensation Committee believe that the Company’s executive compensation program promotes each of these objectives. Additionally, the aforementioned Committees believe that the executive compensation program fosters long-term growth and accountability for performance.

In 2003, the Executive Officer Compensation Committee engaged Hewitt Associates, an independent compensation consulting firm, to perform competitive peer analysis and advise the Company on executive officer compensation.

Salary increases are reviewed annually and are based on the Company’s overall performance and the executive’s attainment of individual objectives during the preceding year.

Elements of Compensation. Under the Company’s executive compensation program, each of the executive officers of the Company receives compensation in the form of: (1) a base salary; (2) an annual performance bonus; and (3) stock options. The Company’s current policy is not to provide pension or other retirement plans for the Company’s executive offices other than the Company’s 401(k) plan.

Under the Company’s Executives Deferred Compensation Plan, each executive officer has the right to elect to have a portion of his performance bonus invested in Common Shares, the payment of which is deferred until a future date. The Executive Officer Compensation Committee believes that the Executives’ Deferred Compensation Plan serves to further align the interests of the executive officers with the Company’s shareholders.

Chief Executive Officer Compensation. The Executive Officer Compensation Committee considered the following factors in determining the base salary for 2003 for Irving E. Schottenstein, Chief Executive Officer of the Company during 2003: (1) the Company’s success in attaining its profit plan for 2003 as discussed below and (2) the level of compensation paid to chief executive officers of other publicly traded, national and regional homebuilders.

The performance bonus for Irving E. Schottenstein for 2003 was awarded in accordance with the Existing Section 162(m) Plan. Pursuant to the terms of this plan, the Executive Officer Compensation Committee established the Award Formula (as defined in the plan) and the Performance Goals (also as defined) for Irving E. Schottenstein for 2003. The Award Formula was based upon the Company’s achievement of Performance Goals in the following areas: (1) achieving specified levels of net income; (2) return on shareholders’ equity; and (3) achieving specified homeowner satisfaction ratings as measured by homeowner surveys conducted by the Company. The total amount that could be earned by Irving E. Schottenstein was capped at five times his annual base salary in 1999.

In 2003, the Company achieved record net income, return on beginning equity exceeded 24% and homeowner satisfaction ratings exceeded 99%. As a result, Irving E. Schottenstein earned the maximum performance bonus available in 2003.

Other Executive Officers’ Compensation. The Executive Officer Compensation Committee considered the following factors in determining the base salaries for 2003 for the President, who is also the Chief Executive Officer as of January 12, 2004, the Chief Operating Officer and the Senior Vice President/Chief Financial Officer: (1) the Company’s success in attaining its profit plan for 2003 as discussed below; (2) the level of compensation paid to persons holding comparable positions with other publicly traded, national and regional homebuilders; and (3) their respective roles and responsibilities with the Company.

Pursuant to the Existing Section 162(m) Plan, the Executive Officer Compensation Committee established the Award Formulas and Performance Goals for the President, the Chief Operating Officer and the Senior Vice President/Chief Financial Officer for 2003. The Award Formulas for each of these executive officers were based upon the Company’s achievement of Performance Goals in the following areas: (1) achieving specified levels of net income; (2) return on shareholders’ equity; and (3) achieving specified homeowner satisfaction ratings as measured by homeowner surveys conducted by the Company. The total amount that could be earned by each of the President, the Chief Operating Officer and the Senior Vice President/Chief Financial Officer was capped at five times their respective annual base salaries in 1999.

In 2003, the Company achieved record net income, return on beginning equity exceeded 24% and homeowner satisfaction ratings exceeded 99%. As a result, the President, the Chief Operating Officer and the Senior Vice President/Chief Financial Officer each earned the maximum performance bonus available in 2003. Each of the aforementioned executives elected to invest a portion of his performance bonus in Common Shares pursuant to the Executives’ Deferred Compensation Plan.

Stock Options. It is the Company’s intent to award stock options to the Company’s executive officers in amounts reflecting the financial performance of the Company, the executive officer’s ability to influence the

Company’s overall performance and his position. Options are intended to motivate executive officers to improve the Company’s financial results and stock performance and to retain executive officers. In 2003, the Executive Officer Compensation Committee approved the award of nonqualified stock options for 138,000 Common Shares at $27.15 per share (the closing price on the date of grant) to the Named Executive Officers (see “—Option Grants in Last Fiscal Year”). The nonqualified stock options vest at a rate of 20% per year over the first five years and lapse after ten years unless sooner exercised or forfeited.

Section 162(m) Compliance. Section 162(m) of the Internal Revenue Code as of 1986, as amended, places certain restrictions on the amount of compensation in excess of $1,000,000 which may be deducted for each executive officer. In 1999, the Company adopted the Existing Section 162(m) Plan and constituted the Executive Officer Compensation Committee to further ensure that compensation paid to executive officers in excess of $1,000,000 will be fully deductible. The Executive Officer Compensation Committee consists solely of outside directors for purpose of Section 162(m). The Company believes that all compensation paid to the executive officers in excess of $1,000,000 will be fully deductible.

Compensation Committee (1):	Executive Officer Compensation Committee (2):
Norman L. Traeger (Chairman)	Friedrich K.M. Böhm (Chairman)
Friedrich K. M. Böhm	Thomas D. Igoe (until March 8, 2004)
Phillip G. Creek	Jeffrey H. Miro
Thomas D. Igoe	Lewis R. Smoot, Sr.
Jeffrey H. Miro	Norman L. Traeger (until March 8, 2004)
Robert H. Schottenstein
Steven Schottenstein
Lewis R. Smoot, Sr.

(1)	Dissolved as of March 8, 2004
(2)	Renamed the Compensation Committee as of March 8, 2004

Performance Graph

The following graph illustrates the Company’s performance in the form of cumulative total return to shareholders for the last five calendar years through December 31, 2003, assuming a hypothetical investment of $100 and reinvestment of all dividends paid on such investment, compared to the cumulative total return of the same hypothetical investment in both the Standard and Poor’s 500 Index and the Standard & Poor’s 500 Homebuilding Index.

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003

M/I Homes, Inc.	100	71.58	112.46	232.66	260.75	367.27

S&P 500 Index	100	121.04	110.02	96.95	75.52	97.18

S&P 500 Homebuilding Index	100	67.46	105.84	135.15	134.39	265.83

AUDIT COMMITTEE MATTERS

Audit Committee Report

General. The purpose of the Audit Committee of the Board is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent accountants’ and auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent accountants and auditors. Each member of the Audit Committee is independent under the applicable SEC Rules and NYSE Rules. During the 2003 fiscal year, the Audit Committee met four times. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met quarterly with the Company’s senior financial management and Deloitte & Touche LLP, the Company’s independent accountants and auditors, and discussed the Company’s interim and fiscal year financial information prior to public release.

Review and Discussion with Independent Accountants and Auditors. In fulfilling its oversight responsibility as to the audit process, the Audit Committee obtained from Deloitte & Touche LLP a formal written statement describing all relationships between Deloitte & Touche LLP and the Company that might bear on Deloitte & Touche LLP’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; discussed with Deloitte & Touche LLP any relationships that may impact Deloitte & Touche LLP’s objectivity and independence; and satisfied itself as to Deloitte & Touche LLP’s independence. After consideration, the Audit Committee has also determined that the non-audit services rendered by Deloitte & Touche LLP during 2003 are compatible with the independence standards.

The Audit Committee reviewed and discussed with management, the internal auditors and Deloitte & Touche LLP the quality and adequacy of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed and discussed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, and, with and without management present, discussed and reviewed the results of Deloitte & Touche LLP’s audit of the consolidated financial statements. The Audit Committee also discussed the results of the Company’s internal audits conducted throughout the year.

Review with Management. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2003 with management. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, consistently applied. Management has the responsibility for the preparation of the Company’s consolidated financial statements, and Deloitte & Touche LLP has the responsibility for the audit of those statements.

Conclusion. Based on the reviews and discussions with management and Deloitte & Touche LLP noted above, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 that was filed with the SEC.

Audit Committee:

Thomas D. Igoe (Chairman)

Friedrich K.M. Böhm

Lewis R. Smoot, Sr. (until March 8, 2004)

Norman L. Traeger

Independent Accountants and Auditors Fees

The following table sets forth the aggregate fees paid or to be billed to the Company for the fiscal years ended December 31, 2003 and December 31, 2002 by the Company’s principal accounting firm, Deloitte & Touche LLP:

	Year Ended December 31,
	2003	2002
Audit Fees	$355,000	$290,240
Audit—Related Fees	42,000	47,040
Tax Fees	104,116	243,905
All Other Fees	13,000	—

Total	$514,116	$581,185

Audit Fees for the fiscal years ended December 31, 2003 and 2002 were for professional services rendered for the audits of the consolidated financial statements of the Company and M/I Financial, quarterly review of consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and other assistance required to complete the year end audit of the consolidated financial statements.

Audit-Related Fees for the fiscal years ended December 31, 2003 and 2002 consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. This category includes fees related to the performance of audits of the Company’s 401(k) plan, due diligence related to potential acquisitions, and accounting consultations regarding the application of accounting pronouncements and other regulatory requirements.

Tax Fees consist of the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning. The majority of the fees in both years related to a corporate restructuring into a holding company structure that was approved by our shareholders at the 2003 Annual Meeting of Shareholders.

All Other Fees in 2003 are for services performed by Deloitte and Touche LLP relating to Section 404 of the Sarbanes-Oxley Act of 2002.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted the following policy with respect to engagement of the Company’s independent accountants and auditors to perform services for the Company:

Annually, the independent accountants and auditors will provide the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year, together with a schedule of fees for such services, for approval.

In addition, the Audit Committee will annually pre-approve a list of audit services (not covered by the audit engagement letter) and permissible audit-related services, tax services and other services as well as a range of fees for those services. Any services rendered by the independent accountants and auditors during that fiscal year will be considered pre-approved by the Audit Committee provided the services rendered fall within the list of pre-approved services and the fees do not exceed the pre-approved fees. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the authority to amend or modify the list of pre-approved permissible audit and non-audit services and fees. The Chairman will report any action taken to the Audit Committee at its next meeting.

The Head of Internal Audit for the Company will be responsible for tracking all fees of the independent accountants and auditors against the approved range of fees for such services and report at least annually to the Audit Committee.

During fiscal year 2003, no services were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Any proposals from shareholders which are intended to be presented at the 2005 Annual Meeting of Shareholders must be received by the Company at its principal executive offices by November 26, 2004 to be eligible for inclusion in next year’s proxy statement. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the SEC. If a shareholder intends to present a proposal at the 2005 Annual Meeting of Shareholders, but has not sought the inclusion of such a proposal in the Company’s proxy statement, such proposal must be received by the Company at its principal executive offices by February 9, 2005, or the Company’s management proxies will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in the Company’s proxy statement.

EXPENSES OF SOLICITATION

Other than the Internet and telephone service access fees or charges described previously, the entire expense of preparing, assembling, printing and mailing the proxy card and the form of material used in the solicitation of proxies will be paid by the Company. Proxies may be solicited personally or by telephone, mail, facsimile or telegraph. Officers or employees of the Company may assist with solicitations and will receive no additional compensation. The Company will also reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the Common Shares.

OTHER MATTERS

The Board knows of no other matters to be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote and act according to their best judgments in light of the conditions then prevailing.

You are urged to complete, sign, date and return the enclosed proxy card in the envelope provided, or alternatively, vote your proxy electronically via the Internet or telephonically. No postage is required if the envelope provided is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your Common Shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

/s/ J. Thomas Mason

J. Thomas Mason,

Secretary

Annex A

M/I HOMES, INC. 2004

EXECUTIVE OFFICERS COMPENSATION PLAN

1. Purpose. The purpose of the M/I Homes, Inc. 2004 Executive Officers Compensation Plan (the “Plan”) is to advance the interests of M/I Homes, Inc. (the “Company”) by providing annual incentive cash awards to the executive officers of the Company based upon the achievement of pre-established quantitative corporate performance goals. The Plan is a performance-based compensation plan as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and payments under the Plan are intended to qualify for tax deductibility under Section 162(m).

2. Effective Date of Plan. The Plan shall be effective as of January 1, 2004, upon approval of the Plan by the shareholders of the Company.

3. Plan Administration. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code. The Committee shall have full power and authority, subject to the provisions of the Plan and applicable law, to (a) grant awards under the Plan to the executive officers of the Company; (b) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan; (c) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan; and (d) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (i) shall be within the sole discretion of the Committee; (ii) may be made at any time; and (iii) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, participants in the Plan, their legal representatives and beneficiaries and employees of the Company.

4. Eligibility. The Chairman/Chief Executive Officer/President, the Vice Chairman/Chief Operating Officer, the Senior Vice President/Chief Financial Officer and any other executive officer of the Company shall be eligible to be selected by the Committee to be granted awards under the Plan.

5. Awards. Each calendar year (the “Plan Year”), the Committee shall designate the following:

5.1. The executive officers who will participate (the “Participants”) in the Plan for the Plan Year.

5.2. The Performance Goals, as defined herein, to be met by the Company for Participants to earn awards for the Plan Year and one or more Award Formulas, as defined herein, used to calculate awards based on the Performance Goals.

6. Award Formulas and Performance Goals. For each Plan Year, the Committee shall establish for each Participant one or more objective compensation formulas or matrixes (the “Award Formulas”) based on the achievement of performance goals (the “Performance Goals”), the outcome of which is substantially uncertain at the time so established against which actual performance is to be measured to determine the amount of awards. The Performance Goals shall include (but not be limited to) corporate financial criteria such as income before income taxes, net income, return on equity and return on assets during one or more years and other performance criteria such as homebuyer satisfaction ratings during one or more years. The Committee shall have the discretion to determine whether the Award Formulas will be based upon any one or more of the Performance Goals. The level of achievement of the Performance Goals at the end of the Plan Year will determine the amount of each Participant’s award under the Award Formulas.

7. Determination and Payment of Awards.

7.1. As soon as practicable after the end of the Plan Year, the Committee will determine the amount of the award earned by each Participant under the Award Formulas. Payments will be made promptly after determination of the awards by the Committee unless payment of an award has been deferred pursuant to the Plan. Such Committee determination must include a certification in writing that the Performance Goals and any other material terms of the Award Formulas were in fact satisfied and that the award has been calculated in accordance with the Award Formulas. The minutes of the Committee meeting (or any action by written consent) shall satisfy the written certification requirement.

7.2 Awards under the Plan will be paid to the Participants in cash or deferred as provided for in Section 9.7 of this Plan.

7.3. A Participant who terminates employment, either voluntarily or involuntarily, before the payment date for awards for the Plan Year is thereby ineligible for an award under the Plan; however, the Committee may, in its sole and complete discretion, determine to pay an award in the event termination was the result of death, sole disability, retirement, a reduction in work force, or Change of Control as defined in the Company’s Executives’ Deferred Compensation Plan.

7.4 Notwithstanding anything herein to the contrary, the maximum dollar amount that may be awarded under this Plan for any Plan Year to any Participant may not exceed an amount equal to five times such participant’s 2004 base salary.

8. Termination, Suspension or Modification of the Plan. The Board of Directors may, in its sole absolute discretion, at any time, with or without notice, modify, amend, suspend or terminate the Plan in whole or in part. However, the impact of any such modification, amendment, suspension or termination during a Plan Year will be weighed against the requirements of Section 162(m). The Committee is expressly permitted to make any amendment to the Plan which is not in violation of the law that is required to conform the Plan to the requirements of Section 162(m). The Committee may also correct any defect, supply any omission, or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

9. Miscellaneous.

9.1. No Assignments. No award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by such Participant or his/her designated beneficiary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to such award shall be void.

9.2. No Right of Employment. Neither the adoption of the Plan nor the determination of eligibility to participate in the Plan nor the granting of an award under the Plan shall confer upon any Participant any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or the subsidiary to terminate such employment at any time.

9.3. No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

9.4. Tax Withholding. The Company shall have the right to withhold the amount of any tax attributable to amounts payable under the Plan.

9.5. Governing Law. The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

9.6. Other Plans. Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board of Directors, the Company or any subsidiary of the Company to establish any other compensation plan or in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Company or a subsidiary of the Company, whether such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined.

9.7. Deferrals of Awards. A Participant may elect to defer payment of his/her cash award under the Plan if deferral of any award under the Plan is permitted pursuant to the terms of a deferred compensation program of the Company existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program.

9.8. Section 162(m). It is the intention of the Company that all payments made under the Plan shall fall within the “performance-based compensation” exception contained in Section 162(m) of the Code. Thus, unless the Board of Directors expressly determines otherwise, if any Plan provision is found not to be in compliance with such exception, that provision shall be deemed to be amended so that the provision does comply to the extent permitted by law, and in every event, the Plan shall be construed in favor of its meeting the “performance-based compensation” exception contained in Section 162(m) of the Code.

Annex B

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

M/I HOMES, INC.

PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of M/I Homes, Inc. (the “Company”) is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent accountants’ and auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent accountants and auditor.

While the Committee has the responsibilities and powers set forth in this Charter, the Committee may rely on the expertise and knowledge of management, the internal auditors and independent accountants and auditors to the extent deemed appropriate by the Committee in carrying out its oversight responsibilities. Management of the Company is responsible for determining that the Company’s consolidated financial statements are complete, accurate and in accordance with generally accepted accounting principles (“GAAP”) and that the Company has appropriate policies, procedures and internal controls relative to financial risk and compliance with applicable legal, ethical and regulatory requirements. The independent accountants and auditors are responsible for auditing the Company’s consolidated financial statements.

COMMITTEE MEMBERSHIP

The Committee shall consist of at least three members of the Board, each of whom shall: (1) be an “independent director” as is defined under the listing rules of the New York Stock Exchange, Inc. (the “NYSE”); (2) satisfy the independence requirements prescribed by Section 10A of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated by the United States Securities and Exchange Commission (the “SEC”) thereunder; (3) shall be free of any relationship that, in the opinion of the Board, may interfere with the exercise of such member’s independence from management and the Company; and (4) satisfy any other standards of independence that may from time to time be in effect and applicable to the Committee.

Each Committee member shall be financially literate as required by applicable rules or must become financially literate within a reasonable time after his or her appointment to the Committee. At least one Committee member shall be an “audit committee financial expert” as defined in the applicable rules or criteria established by the SEC and NYSE, and as determined by the Board.

If a Committee member serves on the audit committee of more than two other public companies, such member shall promptly inform the Committee and the Committee shall recommend to the Board, and the Board shall determine, whether such simultaneous service would impair the ability of such member to effectively serve on the Committee.

The members of the Committee shall be recommended by the Nominating and Governance Committee based upon experience, education and other skills considered by such committee to be necessary or appropriate to contribute to the Committee. The members of the Committee shall be appointed by and serve at the pleasure of the Board. The Board may fill any vacancies on the Committee and may remove a Committee member at any time with or without cause. The Board shall designate a Chairman of the Committee. The Committee may designate its own Secretary, who may be a non-Committee member.

AUTHORITY

The Committee has authority to conduct or authorize investigations into any matters within the scope of its responsibilities. It is empowered to:

•	Appoint, retain, compensate, evaluate and, where appropriate, terminate the Company’s independent accountants and auditors. The independent accountants and auditors will report directly to the Committee. (This does not preclude the Committee from obtaining the input of management, but these responsibilities may not be delegated to management.)

•	Oversee the work of the independent accountants and auditors (including the resolution of disagreements between management and the independent accountants and auditors).

•	Pre-approve the audit engagement, including fees and terms, and all other audit or permitted non-audit services performed by the Company’s independent accountants and auditors.

•	Retain independent legal, accounting and other advisors to the extent the Committee deems it necessary or appropriate to assist the Committee in carrying out its duties. The Company shall provide for appropriate funding, as determined solely by the Committee, for payment of compensation to the independent accountants and auditors engaged for the purposes of preparing or issuing an audit report or performing other audit, review or attest services for the Company, compensation to any other advisors employed by the Committee, and ordinary administrative expenses of the Committee that the Committee determines are necessary or appropriate in carrying out its duties.

•	Meet with the Company’s officers, independent accountants and auditors or outside counsel, as necessary.

The Committee may delegate to its Chairman such power and authority as the Committee deems to be appropriate, except such powers and authorities required by law to be exercised by the whole Committee or by a subcommittee, which the Committee has the authority to form and delegate to, consisting of one or more Committee members, when appropriate. Such delegated power and authority may include the authority to pre-approve all audit and permitted non-audit services, and the decisions made pursuant to such delegated power and authority shall be reported to the Committee at its next scheduled meeting.

DUTIES AND RESPONSIBILITIES

The Committee shall maintain flexible policies and procedures and meeting schedules, consistent with the requirements of this Charter, to enable the Committee to best react to changing circumstances and to fulfill its purpose.

The following activities shall be the common recurring activities of the Committee in carrying out its purpose. The Committee shall also carry out such other duties and responsibilities delegated to it by the Board from time to time that are related to the purpose of the Committee.

A.	Management, Independent Accountants and Auditors and Financial Reporting:

The following are the principal duties of the Committee in carrying out its responsibilities with regard to management, independent accountants and auditors and financial reporting:

•	Review and discuss with the independent accountants and auditors annually, before each audit begins, the overall scope of their respective annual audit plans, including adequacy of staffing, professional services to be provided, the audit procedures to be used and fees to be charged by the independent accountants and auditors.

•	Review and discuss with management and the independent accountants and auditors major issues regarding accounting and financial statement presentation, including: (1) any significant changes in the

Company’s selection or application of accounting principles and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (2) analyses prepared by management and/or the independent accountants and auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s consolidated financial statements; (3) the development, selection and disclosure of critical accounting estimates and policies and practices and the use thereof; and (4) analyses of the effect of alternative GAAP methods on the Company’s consolidated financial statements, including the ramifications of the use of alternative disclosures and treatments and the treatment preferred by the independent accountants and auditors.

•	Review and discuss with management and the independent accountants and auditors the effect of regulatory and accounting initiatives, as well as material off-balance sheet structures, on the Company’s consolidated financial statements, and any necessary disclosures related thereto.

•	Review and discuss with the independent accountants and auditors their reports and the results of their audits. The Committee should review any “management letter” or “internal control” letter issued, or proposed to be issued, by the independent accountants and auditors and discuss with the independent accountants and auditors any audit problems or difficulties the independent accountants and auditors encountered in the course of the audit work, including any restrictions on the scope of the independent accountants’ and auditors’ activities or on access to requested information, and any significant disagreements with management.

•	Discuss with management and the independent accountants and auditors the Company’s quarterly consolidated financial statements and the disclosures to be made under management’s discussion and analysis of financial condition and results of operations prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q. The Committee shall review and discuss the results of the independent accountants and auditors’ reviews of the Company’s quarterly consolidated financial statements and any other matters required to be communicated to the Committee by the independent accountants and auditors under generally accepted auditing standards.

•	Discuss with management and the independent accountants and auditors the Company’s annual audited consolidated financial statements and the disclosures to be made under management’s discussion and analysis of financial condition and results of operations prior to the filing of each of the Company’s Annual Reports on Form 10-K. The Committee shall discuss with the independent accountants and auditors any other matters required to be communicated to the Committee by the independent accountants and auditors under generally accepted auditing standards. The Committee shall also recommend to the Board whether the Company’s audited consolidated financial statements should be included in the Annual Report on Form 10-K.

•	Discuss with the independent accountants and auditors and management their assessments of the adequacy and effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting and related accounting and financial controls and any special audit steps adopted in light of material control deficiencies. Review disclosures made by the principal executive officer and the principal financial officer during the certification process in respect to each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K, about significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Discuss with management any changes in the Company’s internal control over financial reporting that occurred during the last fiscal quarter.

•	Discuss with management earnings press releases, as well as financial information and earnings guidance provided to analyst and rating agencies. These discussions may be done generally (i.e. discussion of the types of information to be disclosed (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information and reconciliations of the same) and the type of presentation to be made) and need not be in advance of each earnings release or each instance in which the Company may provide earnings guidance.

•	Discuss with management the guidelines and policies management uses to govern the process by which risk assessment and management is undertaken, paying particular attention to financial risk exposures. The Committee should review processes that the Company has in place in a general manner.

•	Monitor the independence, qualifications and performance of the independent accountants and auditors by, among other things:

(1) At least annually, obtaining and reviewing a report from the independent accountants and auditors describing: (a) the independent accountants’ and auditors’ internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent accountants and auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent accountants and audits carried out by the independent accountants and auditors; (c) any steps taken to deal with any such issues; and (d) all relationships between the independent accountants and auditors and the Company.

(2) Requiring that the independent accountants and auditors submit, to the Committee on a periodic basis, a formal written statement delineating all relationships between the independent accountants and auditors and the Company, consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented. The Committee shall also be responsible for actively engaging in a dialogue with the independent accountants and auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and auditors and recommending that the full Board take appropriate action in response to the independent accountants’ and auditors’ report to satisfy itself of the independent accountants’ and auditors’ independence.

(3) Evaluating the qualifications, performance and independence of the independent accountants and auditors, including considering whether the independent accountants’ and auditors’ quality controls are adequate and whether the provision of any non-audit service is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and the internal auditors.

•	Present to the Board the Committee’s conclusions with respect to the independence, qualifications and performance of the independent accountants and auditors.

•	At least annually, review the experience, rotation and qualifications of the senior members of the independent accountants’ and auditors’ team under applicable laws, rules and regulations. Review and evaluate the lead partner of the independent accountants and auditors. Consider whether, in order to assure continuing auditor independence, there should be a regular rotation of the firm serving as the Company’s independent accountants and auditors itself from time to time.

•	Review and pre-approve all audit services and permitted non-audit services to be performed for the Company or any of its subsidiaries by the independent accountants and auditors or any other auditing or accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services (other than with respect to de minimus exceptions permitted by applicable laws, rules and regulations). The Committee may establish pre-approval policies and procedures, in compliance with the rules and criteria established by the SEC. Such pre-approval policies and procedures must be detailed as to the particular services to be provided, ensure that the Committee knows precisely what services it is being asked to pre-approve and not include any delegation to management of the Committee’s responsibilities under applicable laws, rules and regulations to pre-approve all services provided by the independent accountants and auditors. Approval of a non-audit service to be performed by the independent accountants and auditors and, if applicable, the pre-approval policies and procedures established by the Committee shall be disclosed as required under applicable SEC rules in the Company’s Annual Report on Form 10-K and/or annual proxy statement.

•	Set clear hiring policies, in compliance with applicable laws, rules and regulations, for employees or former employees of the independent accountants and auditors.

•	Hold private sessions with the independent accountants and auditors at least four times per year.

•	Ensure that the independent accountants and auditors have access to all necessary Company personnel, records or other resources.

B.	Internal Auditors:

The following are the principal duties of the Committee with respect to its responsibilities with regard to the Company’s internal auditors:

•	Review the appointment and/or replacement of the head of internal audit.

•	Review the internal auditors’ annual audit plans and have the internal auditors inform the Committee of the results of internal audits, highlighting significant audit findings and recommendations on a periodic basis.

•	Review and discuss with the internal auditors their assessments of the Company’s risk management processes and system of internal control based on their audits.

•	Discuss with the independent accountants and auditors their reliance, if any, on internal auditors’ work.

•	Hold private sessions with the head of internal audit at least four times per year.

C.	Compliance:

The following are the principal duties of the Committee with respect to their oversight of compliance matters:

•	The Committee shall have the authority to approve such waivers from the Company’s Code of Business Conduct and Ethics for directors or executive officers of the Company, as the Committee deems appropriate.

•	Establish procedures and require the Company to obtain or provide the necessary resources and mechanisms for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

D.	Reporting:

•	Report regularly to the Board about meetings of the Committee and make minutes of the Committee meetings available to all directors.

•	Review with the Board any issues that arise with respect to the quality or integrity of the Company’s consolidated financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent accountants and auditors, or the performance of the internal audit function.

•	Prepare the Committee report to be included in the Company’s annual proxy statement and any other information related to the responsibilities of the Committee required to be disclosed under the rules of the SEC and the NYSE.

•	Review any other reports the Company issues that relate to the responsibilities of the Committee.

E.	Other:

•	Review and assess the quality and clarity of the information provided to the Committee and make recommendations to management, the internal auditors and the independent accountants and auditors as the Committee deems appropriate from time to time for improving such information.

•	Perform other activities related to this Charter as requested by the Board.

•	Institute and oversee special investigations as needed.

•	At least annually, review and reassess the adequacy of this Charter and obtain the approval of the Board for any amendments to this Charter. This Charter and any amendments hereto shall be publicly disclosed at the times and in the manner required by the applicable rules or criteria established by the NYSE and the SEC and, in all events, shall be posted on the Company’s website.

•	At least annually, evaluate the performance of the Committee and the individual members of the Committee.

MEETINGS

The Committee shall meet as often as necessary to carry out the duties and responsibilities set forth in this Charter, provided that in no event shall the Committee meet less than four times each year. The Chairman or a majority of the members of the Committee may call a meeting. A majority of the Committee members shall constitute a quorum for the transaction of business at any meeting. The Committee may act by a majority of its members present at a meeting at which a quorum is present. To the extent permitted by the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations, the Committee may also take action by unanimous written consent.

The Committee, in its sole discretion, may invite members of management, advisors or others to attend meetings for any purpose, including the provision of pertinent information or the implementation of the Committee’s recommendations or decisions.

The Committee shall prepare minutes of its meetings, which minutes shall be filed with the minutes of the meetings of the Board. At each regularly scheduled meeting of the Board, the Chairman of the Committee, or his or her designee, shall provide the Board with a report of the Committee’s activities and proceedings.

COMMITTEE RESOURCES

Subject to applicable law, the Committee shall have the authority to designate and delegate any of its duties and responsibilities to such sub-committees as the Committee, in its sole discretion, deems appropriate.

The Committee shall have the resources and authority to designate, and delegate any of its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of outside counsel, whether the Company’s general outside counsel or special counsel, independent accountants and auditors and such other experts, consultants or advisors as it determines appropriate, without seeking additional approval of the Board or management.

4470-PS-04

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZMIS62

PROXY

M/I HOMES, INC.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders, April 28, 2004

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason and each of them, proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held on April 28, 2004, or any adjournment thereof, and to vote all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or at any adjournment thereof as set forth below:

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made, the Common Shares represented by this Proxy will be voted “FOR” the election of the named nominees for directors, “FOR” the proposal to approve the adoption of the 2004 Executive Officers Compensation Plan and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent accountants and auditors for fiscal year 2004. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in the Proxy Statement is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the Proxies on such matters or for such substitute nominee(s) as the directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated March 26, 2004, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2003 Annual Report which includes the Annual Report on Form 10-K of M/I Homes, Inc. for the fiscal year ended December 31, 2003. Any proxy heretofore given to vote the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

SEE REVERSE SIDE	PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.	SEE REVERSE SIDE

M/I HOMES, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to http://www.eproxyvote.com/mho		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not return your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZMIS61

☒	Please mark votes as in this example.	4470

								FOR	AGAINST	ABSTAIN
1.	To elect the nominees named below as directors.					2.	To approve the adoption of the 2004 Executive Officers Compensation Plan.	☐	☐	☐
	Nominees:	(01) Friedrich K.M. Böhm (02) Jeffrey H. Miro (03) Robert H. Schottenstein
								FOR	AGAINST	ABSTAIN
		☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	3.	To ratify the appointment of Deloitte & Touche LLP as the independent accountants and auditors for fiscal year 2004.	☐	☐	☐
	☐

		For all nominees except as written above
						MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT				☐

						Please sign exactly as your name or names appear hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others should give their full title. Corporations and partnerships should sign in their full name by president or other authorized person.

Signature:                                                                   Date:                                       Signature:                                                                    Date: